Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 26, 2020, in the Registration Statement (Form S-1) dated October 7, 2020 and related Prospectus of Leslie’s, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Phoenix, Arizona

October 7, 2020